Expense Limitation Agreement

February 13, 2017

To: Mutual Fund Series Trust
17605 Wright Street
Omaha, NE 68130

Dear Board Members:

You have engaged us to act as the sole investment adviser to the series of the Trust listed on Exhibit A (each a “Fund” and together the “Funds”) pursuant to the Management Agreement dated May 15, 2014 (the “Agreement”).

Effective immediately, we hereby contractually agree to waive management fees and/or reimburse the Funds for expenses they incur, but only to the extent necessary to maintain each Fund’s total annual operating expenses (excluding brokerage costs; borrowing costs such as (a) interest and (b) dividends on securities sold short; taxes; underlying fund expenses; and extraordinary expenses) at the percentage of average daily net assets and term as stated in Exhibit A for each Fund.

This agreement shall remain in effect for a Fund until at least the date set forth on Exhibit A, unless terminated sooner as provided herein, and shall continue in effect for successive twelve-month periods, provided that such continuance is specifically approved by a majority of the Trustees of the Mutual Fund Series Trust (the “Trust”). This agreement may only be terminated by the Fund's Board of Trustees on 60 days’ written notice to AlphaCentric Advisors LLC (“AlphaCentric”), and upon the termination of the Management Agreement between the Trust and AlphaCentric.

Any waiver or reimbursement by us is subject to repayment by the Fund within the three fiscal years following the fiscal year in which the expenses occurred, if such recoupment can be achieved within the lesser of the expense limitation in place at the time of waiver/reimbursement and the expense limitation in place at the time of recapture.

Very truly yours, ALPHACENTRIC ADVISORS LLC By: /s/ Jerry Szilagyi Name, Title: Jerry Szilagyi, President

The foregoing Agreement is hereby accepted.

MUTUAL FUND SERIES TRUST By: /s/ Tobias Caldwell Name, Title: Tobias Caldwell, Trustee

Dated: May 16, 2017

Exhibit A

Fund	Percent of Net Assets	Term
AlphaCentric Asset Rotation Fund	Class A –1.49% Class C – 2.24% Class I - 1.24% Class T – 1.49%	Class A, C, I - 7/31/17 Class T – 7/31/18
AlphaCentric Income Opportunities Fund	Class A –1.74% Class C – 2.49% Class I - 1.49% Class T – 1.74%	Class A, C, I - 7/31/17 Class T – 7/31/18
AlphaCentric Bond Rotation Fund	Class A –1.49% Class C – 2.24% Class I - 1.24% Class T – 1.49%	Class A, C, I - 7/31/17 Class T – 7/31/18
AlphaCentric Hedged Market Opportunity Fund	Class A –2.24% Class C – 2.99% Class I – 1.99% Class T – 2.24%	Class A, C, I - 7/31/17 Class T – 7/31/18
AlphaCentric Global Innovations Fund	Class A –1.65% Class C – 2.40% Class I – 1.40% Class T – 1.65% 1.40%	Class A, C, I - 7/31/18 Class T – 7/31/18